Exhibit 99.1

SeaBright Holdings, Inc.	Contact:
1501 4th Avenue Suite 2600 Seattle, WA 98101	SeaBright Holdings, Inc. Linda Magee 206-269-8514 investor@sbic.com

SeaBright’s Chief Financial Officer Resigns

Seattle, WA — July 13 , 2011 — SeaBright Holdings, Inc. (NYSE: SBX) today announced that Scott H. Maw has resigned as Senior Vice President, Chief Financial Officer and Assistant Secretary, effective August 5, 2011, to accept a senior level position with another company.

The Company also announced the appointment of Mr. M. Philip Romney, the Company’s Principal Accounting Officer, to serve as acting principal financial officer commencing August 8, 2011 until a replacement for Mr. Maw can be found. The Company’s Board of Directors intends to initiate a search for a replacement chief financial officer.

About SeaBright Holdings, Inc.

SeaBright Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services, Inc. PointSure is licensed in 50 states and also offers insurance products from non-affiliated insurers. Paladin Managed Care Services, Inc., another SeaBright Holdings company, provides integrated managed medical care services to help employers control costs associated with on-the-job injuries. To learn more about SeaBright Holdings, Inc., visit our website at www.sbxhi.com.